Exhibit 99.1

VAREX ANNOUNCES CLOSING OF REVOLVING
CREDIT FACILITY OF $155 MILLION

SALT LAKE CITY, March 27, 2024 – Varex Imaging Corporation (Nasdaq: VREX) today announced it has entered into a senior secured revolving credit agreement (the “RLOC Facility”) for an initial aggregate principal amount of up to $155 million. Zions Bancorporation, N.A. (“Zions”) acted as lead arranger and bookrunner for the new RLOC Facility. Simultaneously, Varex terminated its existing senior secured asset-based revolving credit agreement.

“We are pleased to have successfully closed the revolving credit facility,” said Sam Maheshwari, Chief Financial Officer of Varex Imaging Corporation. “The additional liquidity provides funds to address working capital and other general corporate purposes, including potential repayment of debt,” added Maheshwari.

Additional information concerning the RLOC Facility is disclosed in Varex’s Form 8-K filed with the Securities and Exchange Commission today, March 27, 2024.

About Varex
Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,300 people located in North America, Europe, and Asia. For more information visit vareximaging.com.

About Zions Bancorporation
Zions Bancorporation, N.A. is one of the nation’s premier financial services companies with 2023 net revenue of $3.1 billion and approximately $87 billion of total assets. Founded in 1873, Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 400 Mid-Cap and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning how Varex may use the funds in the future, or whether or when it might draw down on the RLOC Facility, or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Varex assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:
Christopher Belfiore
Director of Investor Relations
Varex Imaging Corporation
801.973.1566 | christopher.belfiore@vareximaging.com
1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000